Exhibit 99.1

National & Retail Trades and First Call

For release: August 3, 2006 at 8:30 AM (EDT)

KOHL'S CORPORATION REPORTS JULY COMPARABLE STORE SALES INCREASE OF 5.9 PERCENT AND YEAR-TO-DATE COMPARABLE STORE SALES INCREASE OF 6.2 PERCENT

MENOMONEE FALLS, WI, -- (Business Wire) – August 3, 2006 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the four-week period ended July 29, 2006 increased 15.0 percent over the four-week period ended July 30, 2005. On a comparable store basis, sales increased 5.9 percent.

For the second quarter ended July 29, 2006, total sales were up 14.0 percent while comparable store sales increased 5.5 percent.  For the 26 weeks ended July 29, 2006, total sales were up 15.0 percent over the 26 weeks ended July 30, 2005.  On a comparable store basis, sales for the 26 weeks increased 6.2 percent.

Larry Montgomery, Kohl’s chairman and chief executive officer, said, “We are extremely pleased with our sales performance in July and for the second quarter.  Once again, we exceeded our comparable store sales guidance of 2% to 4% for the quarter as we continue to see consistency in sales performance across all lines of business and in all regions of the country.”

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc. This Year
	July 29,	July 30,	All	Comp
	2006	2005	Stores	Stores

July	$ 972.8	$ 846.2	15.0%	5.9%
Second Quarter	$ 3,291.4	$ 2,888.1	14.0%	5.5%
YTD	$ 6,476.2	$ 5,630.9	15.0%	6.2%

On July 29, 2006, the Company operated 749 stores in 43 states, compared with 670 stores in 40 states at the same time last year.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours (from 8:30 AM EDT on Thursday, August 3 until 8:30 PM EDT Friday, August 4).  The dial-in number for the replay is (719) 457-0820, and the pass code is 4922426.

Second Quarter Earnings Release

Kohl’s Corporation will release its second quarter earnings report on August 10, 2006 at 4:00 PM (EDT). A conference call is scheduled at 5:00 PM (EDT). Investors will have the opportunity to listen to the conference call by dialing (913) 905-3179 ten minutes prior to the scheduled start of the call.

In addition, the call will be web cast live over the Internet through the Company’s web site located at http://www.kohls.com (see “Company News”), or through Premiere Global Services’ web site at https://cis.premconf.com/sc/scw.dll//usr?cid=vlllrzlcmszvmccz. To listen to the call, please go to either web site at least fifteen minutes early to register, download and install any necessary audio software. A replay of the call will be available for 30 days at (719) 457-0820, Pass Code: 4486225.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464